Exhibit 99.1

Kadmon Doses First Patient in Phase 2 Clinical Trial of KD025 in Systemic Sclerosis

NEW YORK, July 9, 2019 – Kadmon Holdings, Inc. (NYSE: KDMN) today announced that the first patient has been dosed in a Phase 2 clinical trial of KD025, the Company’s ROCK2 inhibitor, in patients with diffuse cutaneous systemic sclerosis (SSc). SSc is a chronic immune disorder characterized by fibrosis of the skin and internal organs, affecting approximately 75,000 to 100,000 people in the United States.

The double-blind, placebo-controlled Phase 2 study (KD025-209) will randomize 60 adults with SSc to receive KD025 200 mg QD, KD025 200 mg BID or placebo (20 per arm) for 24 weeks, followed by an open-label extension period to allow treatment for up to 52 weeks. The primary endpoint is the Combined Response Index for Systemic Sclerosis (CRISS) score at 24 weeks. The CRISS score is a measure of clinical and patient-reported outcomes that conveys the likelihood that a patient with diffuse cutaneous SSc has improved.

In addition to systemic sclerosis, Kadmon is developing KD025 for the treatment of chronic graft-versus-host disease (cGVHD), for which a registration trial is ongoing. Kadmon expects to complete enrollment and provide guidance on its initial data analysis of the cGVHD registration trial in the second half of 2019.

“We are pleased to extend our development of KD025 to systemic sclerosis, a chronic, multi-system disease that is closely related to cGVHD,” said Harlan W. Waksal, M.D., President and CEO at Kadmon. “Based on encouraging results observed with KD025 in cGVHD patients, including responses in hard-to-treat fibrotic manifestations in lung and skin, we believe KD025 is well suited to treat patients with systemic sclerosis. This new study of KD025 further supports our goal to develop therapies for patients with serious unmet medical needs, particularly in inflammatory and fibrotic diseases.”

About KD025

KD025 is a selective oral inhibitor of Rho-associated coiled-coil kinase 2 (ROCK2), a signaling pathway that modulates inflammatory response. Enrollment is ongoing in KD025-213, a registration trial of KD025 in adults and adolescents with cGVHD who have received at least two prior lines of systemic therapy. The U.S. Food and Drug Administration (FDA) has granted Breakthrough Therapy Designation and Orphan Drug Designation to KD025 for the treatment of cGVHD. Enrollment is also ongoing in a Phase 2 clinical trial of KD025 in adults with diffuse cutaneous SSc (KD025-209).

About Kadmon

Kadmon is a fully integrated biopharmaceutical company developing innovative product candidates for significant unmet medical needs. Our product pipeline is focused on inflammatory and fibrotic diseases as well as immuno-oncology.

Forward Looking Statements

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii) the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts; (xxi) the use of proceeds from our recent public offerings; (xxii) the potential benefits of any of our product candidates being granted orphan drug designation; (xxiii) the future trading price of the shares of our common stock and impact of securities analysts’ reports on these prices; and/or (xxiv) other risks and uncertainties. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2019. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact Information

Ellen Cavaleri, Investor Relations

646.490.2989

ellen.cavaleri@kadmon.com